                                                                     Exhibit 5.1
                                  June 19, 2001



Choctaw Resort Development Enterprise
P.O. Box 6260, Choctaw Branch
Philadelphia, Mississippi  39350

                  Re: $200,000,000 in aggregate principal amount of the
                      Choctaw Resort Development
                      Enterprise's 9 1/4% Senior Notes due 2009

Ladies and Gentlemen:

         In connection with the proposed offering of up to $200,000,000 in aggregate principal amount of the Enterprise's 9 1/4% Senior Notes due 2009 (the "Exchange Notes") by the Choctaw Resort Development Enterprise (the "Enterprise"), registered under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on June 19, 2001, related to the offer (the "Exchange Offer") to exchange the Enterprise's
9 1/4% Senior Notes due 2009 (the "Old Notes") for the Exchange Notes, you have requested our opinion with respect to the matters set forth below. The Notes were issued pursuant to an Indenture, dated as of March 30, 2001 (the "Indenture"), among the Enterprise, The Mississippi Band of Choctaw Indians (the "Tribe") and Firstar Bank, N.A., as trustee (the "Trustee). This opinion is being rendered to you pursuant to Sections 7.02 and 13.04 of the Indenture with respect to the authentication and delivery by the Trustee of the Exchange Notes issued on June 19, 2001, pursuant to Section 2.02 of the Indenture. Other capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

         As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed and have not verified that all documents we have examined have been duly authorized, executed and delivered by and on behalf of each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Enterprise and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the federal laws of the United States (other than federal Indian law) and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of tribal or municipal law or the laws of any local agencies within any state or any tribe. We express no opinion with respect to any federal or New York law relating to Indian matters.

Choctaw Resort Development Enterprise
June 19, 2001
Page 2


         Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

         1. Upon (a) the delivery of the Authentication Order and the Officers' Certificate for the issuance and delivery of the Exchange Notes and (b) the due tender and delivery to the Trustee of the Old Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, all of the conditions set forth in the Indenture with respect to the authentication and delivery by the Trustee of the Exchange Notes in the amount set forth in the Authentication Order (such amount not to exceed $200,000,000 in aggregate principal amount) will have been complied with.

         2. The Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended.

         To the extent that the obligations of the Enterprise under the Indenture or the Exchange Notes may be dependent upon such matters, we have assumed for purposes of this opinion that (i) each of the Enterprise, the Tribe and the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Indenture and the Exchange Notes; and (d) has duly authorized, executed and delivered the Indenture and Exchange Notes; (ii) with respect to the Trustee, that (a) it is duly qualified to engage in the activities contemplated by the Indenture to which it is a party; (b) the Indenture to which it is a party constitutes its legally valid, and binding obligation, enforceable against it in accordance with its terms; and (c) it is in compliance, generally and with respect to acting as a trustee under the Indenture to which it is a party, with all applicable laws and regulations.

Choctaw Resort Development Enterprise
June 19, 2001
Page 3


         This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                     Very truly yours,


                                                     /s/  Latham & Watkins